SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT ON FORM 10-K

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-64088, 333-107380 and 333-155258 on Form S-8 of our report dated March 18, 2011, relating to the consolidated financial statements and financial statement schedule of Superior Industries International, Inc. (the “Company”), and our reported dated March 18, 2011 relating to internal control over financial reporting (which expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended December 26, 2010.

/s/ Deloitte and Touche LLP
Los Angeles, California
March 18, 2011